Exhibit 10.1

COOPERATION AGREEMENT

THIS COOPERATION AGREEMENT (the "Agreement") is entered into on January 14, 2017, by and between Earl International Development Sdn. Bhd, a company incorporated under the laws of Malaysia and having its principal place of business at C16, Pusat Star Avenue, Jalan Zuhai U5/179, Sek U5, 47810 Shah Alam, Selangor, Malaysia (“Earl”) and NowNews Digital Media Technology Co. Ltd., a company incorporated under the laws of Nevada and having its principal place of business at 4F, No. 32, Ln. 407, Sec. 2. Tiding Road, Neihu District, Taipei, Taiwan (the “Company”).

W I T N E S S E T H:

WHEREAS, the Malaysian government has established the “Prefer 1 Malaysia” (“PR1MA”) project, which aims to develop and construct one million PR1MA homes over the next ten years and for such purpose, Maybank, RHB Bank and CIMB Bank have granted an aggregate credit line in the amount of 67 billion Malaysian Ringgit. As of the date of this Agreement, approximately 340,000 PR1MA homes have been reserved.

WHEREAS, Earl was appointed by the Malaysian Treasury Department as one of the two general contractors tasked with introducing international construction companies to assist in the PR1MA project and coordinating with them to implement the construction plan.

WHEREAS, the Company is a media/news company in Taiwan whose shares are publicly traded in the OTC Market in the United States.

WHEREAS, Earl in turn is desirous of appointing the Company, and the Company is agreeable to being so appointed, as Earl’s general cooperative partner (“General Cooperative Partner”) with the full authorities and power to solicit international construction companies. Such appointment shall be binding upon executed as of the date and year above written.

NOW THEREFORE, The parties agree as follows:

1.	Appointment as General Cooperative Partner.

Effective as of the date hereof, Earl appoints the Company as its General Cooperative Partner to perform such activities as listed in Section 3 – “Scope of Cooperation”.

2.	Term and Termination.

2.1 Term. This Agreement shall become effective on the date hereof and shall continue in force for a period of 11 years, unless and until terminated as provided in Section 2.2 (the “Term”).

2.2 Termination.

a.	Without Cause. The Company, in its sole discretion, may terminate this Agreement at any time after January 13, 2028, without cause, providing at least 30 days’ prior written notice to the other party.

b.	With cause. This Agreement may be terminated before the expiration date of the Term on written notice:
i.	By the Company, if Earl fails to remain a participant and contracting party to the PR1MA Project;
ii.	By the Company, if the Malaysian government make any modification to the PR1MA project;
iii.	By the Company, if the Malaysian government fails to pay the construction companies, which leads to the construction companies’ failure to pay Company any amount when due hereunder more than one time in any 24 month period;
iv.	By either party, if the other party breaches any provision of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by the breaching party within 30 days after the breaching party’s receipt of written notice of such breach; or
v.	By either party, if the other party (A) becomes insolvent, (B) is generally unable to pay, or fails to pay, its debts as they become due, (C) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency Law, (D) makes or seeks to make a general assignment for the benefit of its creditors, or (E) applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property or business.

3.	Scope of Cooperation.

The Company is hereby engaged to conduct the following activities, following the guidance of Earl:

a.	Actively solicit qualified construction companies to conduct the construction work in accordance with the guidance of Earl and the PR1MA plan and such other requests, laws and guidelines the Malaysian government shall establish, including but not limited to:

i.	Contacting and interviewing international construction companies and determining their qualifications, experience and competence participate in the PR1MA project.
ii.	Assisting the selected construction companies to determine the construction zones and scales applicable for the construction work for which they are engaged (information about the construction zones and scales is listed on Schedule A);
iii.	Making available to the selected construction companies the total cost of any selected construction projects, payment method and information about the Quality Deposit, Performance Deposit and Ancillary Construction Work (defined in Schedule A) as listed on Schedule A (information about the payment method and deposit is listed on Schedule A);
iv.	Coordinating among the selected construction companies, the Malaysian Premier House and other relevant parties to enter into construction contracts (“Construction Contract(s)”);

b.	Acting as the joint escrow agent with Earl for the cash deposit (in lieu of a bond) for guaranteeing the quality of work.

c.	If after satisfactorily completing a particular PR1MA project, a selected construction company desires to work on other PR1MA construction projects, such company will not have to requalify and the Company shall take all necessary actions under this Section 3 to arrange such construction companies to work on new PR1MA construction projects.

The Company shall devote such time and resources as may be reasonably necessary for the purpose of fulfill its general contractor’s duties herein. In the conduct of the activities above, Earl expressly authorizes the Company to negotiate the most attractive terms and consummate any transactions or contracts, subject to Earl’s opinions and guidance, with construction companies. The Company shall not be liable for any losses, damages or expenses whatsoever in regard to any decision it makes, which at the relevant time, it deems to be in the best interest of Company unless such decision was made willfully or grossly negligently.

4.	Earl’s Duties. Company undertakes and warrants to the Company that it will:

a.	As soon as practically possible, apprise the Company of any changes to the PR1MA project;
b.	Render any assistance to and approve all marketing and soliciting activities;
c.	Remain a general contractor to the PR1MA project with the Malaysian government for as long as practically possible and shall not willfully or intentionally breach any term and condition of the project and/or agreement with the Malaysian government;
d.	Handle all customs and international trades relating to construction materials for the PR1MA project;
e.	Provide such other information and render such assistance as is reasonably necessary for the Company to fulfill its duties and conduct its business hereunder.

5.	Commission. Earl shall ensure that the construction company pays to the Company a commission equal to 5% of the total construction price, which construction price (the “Construction Price”) shall be agreed upon by the Company and Earl pursuant to such Construction Contract executed with such construction company during the term of this Agreement in accordance with section 3 (a). The Commission for any construction project shall become due and payable to the Company at such time such construction project is completed in accordance with the terms of the Construction Contract.

6.	Representations and Warranties.

6.1. Representations and Warranties of Earl:

a.	it is a company duly organized, validly existing and in good standing under the laws of the Malaysia;
b.	it was duly appointed by the Malaysian Treasury Department as one of the two general contractors tasked with introducing international construction companies to assist in the PR1MA project, and shall such appointment shall remain effective during the Term of this Agreement;

c.	it has the full right, power and authority to enter into this Agreement, to grant the Company the rights and authorities set forth herein, and to perform its obligations hereunder; and
d.	the execution of this Agreement by the individual whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Earl, have been duly authorized by all necessary action on the part of Earl;

6.2. Representations and Warranties of the Company:

a.	it is a limited company duly organized, validly existing and in good standing under the laws of the Nevada;
b.	it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;
c.	the execution of this Agreement by the individual whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by the Company, have been duly authorized by all necessary action on the part of the Company;

7.	Modification. This contract contains the entire agreement of the parties. No representations were made or relied upon by the other party, other than those that are expressly set forth. No agent, employee or other representative of either parties are empowered to alter any term of this Agreement, unless done in writing and signed by an executive officer of each of the respective parties.

8.	Controlling Law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of Taiwan.

9.	Arbitration. Any dispute, controversy, difference or claim arising out of, relating to or in connection with this contract, or the breach, termination or invalidity thereof, shall be finally settled by arbitration referred to the Chinese Arbitration Association, Taipei in accordance with the Association’s arbitration rules. The place of arbitration shall be in Taipei, Taiwan. The language of arbitration shall be Mandarin Chinese. The arbitral award shall be final and binding upon both parties.

10.	No Waiver. Any waiver or the failure of either party to this Agreement to object to or take affirmative action with respect any conduct of the other which is in violation of the terms of this Agreement shall not be construed as a waiver of the violation breach, or of any future violation, breach or wrongful conduct.

11.	Notices. All notices pertaining to this Agreement shall be in writing and transmitted by facsimile with original copy delivered by the air courier service of the sender's choice, delivered as follows:

If to Earl:

C16, Pusat Star Avenue, Jalan Zuhai U5/179, Sek U5, 47810 Shah Alam, Selangor, Malaysia

Attention: Pan Chung Hui

If to the Company:

4F, No. 32, Ln. 407, Sec. 2. Tiding Road,

Neihu District,

Taipei City, Taiwan

Attention: Shuo-Wei Shih

with a copy to:

Sichenzia Ross Ference Kesner LLP

61 Broadway, 32nd Floor,

New York, NY 10006

Attention: Jay Kaplowitz Esq.

12.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.	Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns executed as of the date and year above written.

[signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have duly executed this Agreement by their authorized representatives as of the date first written above.

Signed for and on behalf of	Signed for and on behalf of
Earl International Development Sdn. Bhd,	NowNews Digital Media Technology Co. Ltd.

By: /s/ Chun Hui Pan	By: /s/ Shuo-Wei Shih

Name: Chun Hui Pan	Name: /s/ Shuo-Wei Shih

Title: CEO	Title: CEO

Schedule A

1.	Construction Zones and Scales (Phase I)

The construction zones in Phase I include the State of Jida, Kuala Lumpur, Malacca and Pahang. The number of PR1MA homes to be constructed depends on the each state’s specific situations and development plans, but generally is in three levels of 2,000 homes, 5,000 homes and 10,000 homes.

2.	Payment Method

The construction companies shall be paid in five installments at the completion of each of the five phases in accordance with the Construction Contract, each of which is equal to 20% of the construction price (the “Construction Price”) as determined in the Construction Contract, except that 5% of the Construction Price shall be retained as a deposit for guaranteeing the quality of work by the co-escrow agent (Earl and the Company).

3.	Deposit

As discussed above, 5% of the Construction Price (the “Quality Deposit”) payable in the fifth installment shall be retained by the co-escrow agent as a deposit for guaranteeing the quality of work. The term of such guarantee is five years from the date of completion of the construction project. The construction company shall be liable for 100% of the damages caused by the deficiencies of the construction project in the first two years and shall be liable for 50% of the damages caused by the deficiencies in the last three years.

At least 2.5% of the Construction Price shall be placed in escrow as a deposit for guaranteeing the performance of the Construction Contract before the construction work starts.

4.	Ancillary Construction Work

After the completion of the construction project (the homes), if it is deemed necessary and proper by Earl to build commercial facilities around the homes, the construction company shall advance funds necessary to build commercial facilities for a period of at least one year. The total amount of funds advanced (the “Advance Funds”) by the construction company shall not be more than 4% of the Construction Price. The terms of repayment for the Advance Funds shall be mutally determined by and between the construction company and Earl in the future.